Exhibit 99.1

Contact:	Alex Lombardo or Nikki Sacks	Amanda Roark
	Investors	Media
	(608) 662-4698	(608) 662-4754
Great Wolf Resorts Reports 2011 Third Quarter Results
~ Raises Full-Year 2011 Earnings Guidance ~
~ Q3 Adjusted EBITDA Increases 13% ~
MADISON, Wis., November 2, 2011—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s largest family of indoor waterpark resorts, reported results today for the third quarter ended September 30, 2011.
Third Quarter 2011 Highlights
•	Adjusted EBITDA increased 12.7 percent to $28.9 million from the prior year quarter.
•
Same store revenue per available room (RevPAR) increased 9.1 percent and total revenue per available room (Total RevPAR) increased 7.9 percent over the prior year quarter, and same store RevPAR increased 10.1 percent for the nine months ended September 30, 2011 as compared to the prior year period.

•	Same store occupancy increased by 330 basis points and average daily rate (ADR) increased 4.2 percent as compared to the prior year quarter.
For the third quarter ended September 30, 2011, the Company reported net income of $1.5 million, or $0.05 per share, compared to a net loss of $(1.0) million, or $(0.03) per share, for the same period a year earlier. The year over year improvement was due primarily to higher overall revenues, along with ongoing expense discipline.
Kim Schaefer, chief executive officer, commented, “We delivered a quarter of outstanding results as we maintained our focus on operational excellence. As we continue to advance our Great Wolf Lodge® brand through our sales and marketing strategies, we are driving strong organic revenue growth at our resorts. Through our efforts we are attracting more new guests to our resorts, improving our booking pace and steering more customers to engage and book with us through our website. With these steps, we are well positioned to continue to outperform. Also, we are pleased with our progress on balance sheet improvements over the past two years, where we have meaningfully reduced our leverage level and eliminated our near-term debt maturities. While we remain focused on unlocking further value embedded in our operating resorts, we are confident there are exciting opportunities to capitalize on the platform we have developed.”

Operating Results
Total revenues increased 7.2 percent to $83.6 from $77.9 million in the third quarter of 2010, due primarily to increased demand at the Company’s resorts. Adjusted EBITDA in the 2011 third quarter increased 12.7 percent to $28.9 million from $25.7 million in the third quarter of 2010.
As a percentage of total revenue, Adjusted EBITDA was 34.6 percent, up 167 basis points from 33.0 percent in the third quarter of 2010. As a percentage of total revenues, resort departmental expenses, property operating costs and SG&A costs combined decreased 240 basis points in the 2011 third quarter as compared to the 2010 period.
Brand Results
Same store RevPAR in the third quarter of 2011 was up 9.1 percent (8.3 percent increase using constant dollars, which normalizes the foreign currency translation effect on operating statistics of the Company’s Canadian resort) compared to the 2010 quarter. Same store occupancy was up 330 basis points compared to the prior year quarter. Same store ADR increased 4.2 percent (3.3 percent increase using constant dollars) compared to the 2010 quarter. Total same store revenue per occupied room (Total RevPOR), which includes revenue from rooms, food and beverage, and other amenities, increased 3.0 percent (2.1 percent increase using constant dollars) compared to the prior year quarter.
Same store RevPAR for Great Wolf’s Generation II resorts, which are generally larger resorts that better represent the Company’s current resort development model and contribute about 80 percent of the Company’s Adjusted EBITDA, increased 10.4 percent (9.2 percent increase using constant dollars) in the 2011 third quarter versus 2010. Same store occupancy increased 370 basis points and same store ADR increased 4.8 percent (3.7 percent using constant dollars), and same store Total RevPOR for Generation II resorts increased 3.5 percent (2.4 percent using constant dollars) compared to the 2010 quarter.
Balance Sheet and Liquidity
The Company continues to enhance its balance sheet and liquidity position. With the refinancing of its Concord, North Carolina property completed in July 2011, it has no debt maturities until July 2014 and no significant long-term capital commitments for construction or development of new properties. Over the near term, the Company intends to utilize a substantial portion of its free cash flow to manage its balance sheet leverage.
The Company has reduced its ratio of net debt (defined as total debt less unrestricted cash) to trailing twelve-month Adjusted EBITDA to 6.1 times as of September 30, 2011 as compared to 8.0 times as of December 31, 2009.

As of September 30, 2011, the Company had:
Unrestricted cash and cash equivalents: $34.5 million
Total debt: $517.5 million
Total secured debt: $437.0 million
Total unsecured debt: $80.5 million
Weighted average cost of total debt: 9.0 percent
Weighted average debt maturity: 6.7 years
Outlook and Guidance
The Company is introducing the following outlook and earnings guidance for the fourth quarter and is increasing its outlook for full year 2011. Based on its current operating outlook, the Company is increasing the midpoint of its guidance for full year Adjusted EBITDA by $1.5 million from $77.5 million to $79.0 million. The outlook and earnings guidance information is based on the Company’s current assessment of business conditions, including a forecast of consumer demand and discretionary spending trends. The Company may update any portion of its business outlook at any time as conditions dictate:

	Q4 2011		Full year 2011
(amounts in millions, except per share data)	Low	High	Low	High
Net income (loss)	$(16.8)	$(14.8)	$(28.6)	$(26.6)
Net income (loss) per diluted share	$(0.53)	$(0.47)	$(0.91)	$(0.85)
Adjusted EBITDA (a)	$10.5	$12.5	$78.0	$80.0

(a)	For reconciliations of net income (loss) to Adjusted EBITDA, see tables accompanying this press release.
The forecast above projects fourth quarter 2011 same store RevPAR growth in the range of approximately 6 percent to 8 percent in constant dollars versus fourth quarter 2010 and full year 2011 same store RevPAR growth in the range of approximately 8 percent to 10 percent.
Adjusted EBITDA is a non-GAAP financial measure. See the discussion below in the “Non-GAAP Financial Measure” section of this press release. A reconciliation of net income (loss) to Adjusted EBITDA is provided in the tables of this press release.

Conference Call
Great Wolf Resorts will hold a 2011 third quarter results conference call today at 9:00 a.m. Eastern Time. The conference call will be hosted by Chief Executive Officer Kim Schaefer and Chief Financial Officer Jim Calder. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the Company’s Corporate Web site at, http://corp.greatwolfresorts.com, then going to the “Investor Relations” tab and selecting “Event Calendar.” Interested parties may also call 1-877-705-6003, or for international callers 1-201-493-6725. A recording of the call will be available by telephone until midnight on November 9, 2011 by dialing 1-877-870-5176, or for international callers 1-858-384-5517 and using the conference ID 380770.
Non-GAAP Financial Measure
Included in this press release is Adjusted EBITDA, which is a “non-GAAP financial measure,” which is a measure of the Company’s historical or future performance that is different from measures calculated and presented in accordance with GAAP that Great Wolf Resorts believes is useful to investors. The following discussion defines Adjusted EBITDA and presents the reasons the Company believes it is a useful measure of the Company’s performance. Great Wolf Resorts defines Adjusted EBITDA as net income (loss) plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee and director compensation, (e) costs associated with early extinguishment of debt or potential capital markets transactions, (f) opening costs of projects under development, (g) equity in earnings (loss) of unconsolidated related parties, (h) gain or loss on disposition of property or investments, (i) separation payments to senior executives, (j) environmental liability costs, (k) asset impairment charges, (l) non-controlling interests, (m) acquisition-related expenses, and (n) other unusual or non-recurring items. Adjusted EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the Company’s other financial information as determined under GAAP.
Management uses Adjusted EBITDA: (i) as a measurement of operating performance because it assists in comparing the Company’s operating performance on a consistent basis by removing the impact of items directly resulting from the Company’s asset base (primarily depreciation and amortization) from its operating results; (ii) for planning purposes, including the preparation of the Company’s annual operating budget; (iii) as a valuation measure for evaluating the Company’s operating performance and its capacity to incur and service debt, fund capital expenditures and expand its business; and (iv) as one measure in determining the value of other acquisitions and dispositions.

Adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure its ability to incur and service debt, make capital expenditures and meet working capital requirements. The Company believes Adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance because: (i) a significant portion of the Company’s assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP; (ii) it is widely used in the hospitality and entertainment industries to measure operating performance without regard to items such as depreciation and amortization; and (iii) the Company believes it helps investors meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the impact of items directly resulting from its asset base (primarily depreciation and amortization) from the Company’s operating results. Adjusted EBITDA is a measure commonly used in the Company’s industry, and the Company presents EBITDA to enhance investors’ understanding of its operating performance. The Company uses Adjusted EBITDA as one criterion for evaluating its performance relative to that of its peers. The compensation committee of the Company’s board of directors determines the annual variable compensation for certain members of the Company’s management based in part on Adjusted EBITDA.
The Company also believes Adjusted EBITDA is a useful performance measure because it also eliminates a number of non-cash items and other items that do not reflect the Company’s core operating performance on a consolidated basis, which allows investors to more easily compare the Company’s performance over various reporting periods on a consistent basis. Although the Company believes that Adjusted EBITDA can make an evaluation of the Company’s operating performance more consistent because it removes items that do not reflect its core operations, other companies in the hospitality industry may define Adjusted EBITDA differently than the Company does. As a result, it may be difficult to compare the performance of other companies to the Company’s performance by using Adjusted EBITDA or similarly named non-GAAP measures that other companies may use.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Act of 1995. All statements, other than statements of historical facts, including, among others, statements regarding the Company’s future financial results or position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “might,” “will,” “could,” “plan,” “objective,” “predict,” “project,” “potential,” “continue,” “ongoing,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to, competition in the Company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the Company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the Company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the Company’s ability to manage growth, including the expansion of the Company’s infrastructure and systems necessary to support growth, the Company’s ability to manage cash and obtain additional cash required for growth, the general tightening in the U.S. lending markets, potential accidents or injuries at its resorts, decreases in travel due to pandemic or other widespread illness, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, reductions in the availability of credit to indoor waterpark resorts generally or to the Company and its subsidiaries, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage, the Company’s ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Great Wolf Resorts cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.
Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law. Past financial or operating performance is not necessarily a reliable indicator of future performance and investors should not use the Company’s historical performance to anticipate results or future period trends.
About Great Wolf Resorts, Inc.
Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns, licenses and/or operates its family resorts under the Great Wolf Lodge® brand. Great Wolf Resorts is a fully integrated resort company with Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; Grapevine, Texas; Grand Mound, Wash.; and Concord, N.C.
The Company’s resorts are family-oriented destination facilities that generally feature 300 to 600 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness rooms, themed restaurants, spas, supervised children’s activities and other amenities. The Company’s consolidated subsidiary, Creative Kingdoms, LLC, is a developer and operator of technology-based, interactive quest adventure experiences such as MagiQuest®.
Additional information may be found on the Company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; dollars in thousands, except per share amounts)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Revenues:
Rooms	$50,340	$45,643	$137,358	$124,842
Food and beverage	12,829	12,023	36,020	34,415
Other	12,920	12,726	35,638	32,385
Management and other fees	1,869	1,817	5,303	4,991

	77,958	72,209	214,319	196,633
Other revenue from managed properties	5,593	5,709	16,842	16,733

Total revenues	83,551	77,918	231,161	213,366

Operating expenses:
Resort departmental expenses	25,737	24,055	74,671	68,538
Selling, general and administrative	14,853	15,297	47,627	47,326
Property operating costs	8,544	8,336	25,824	24,741
Opening costs for projects under development	—	149	—	156
Non-cash employee and director compensation	503	545	1,634	1,606
Environmental liability costs	—	(41)	—	(1,268)
Depreciation and amortization	12,949	13,715	39,512	41,381
Debt extinguishment costs	1,850	—	1,850	3,498
Acquisition-related expenses	—	32	—	297
Loss on disposition of assets	330	—	1,368	19

	64,766	62,088	192,486	186,294
Other expenses from managed properties	5,593	5,709	16,842	16,733

Total operating expenses	70,359	67,797	209,328	203,027

Operating income	13,192	10,121	21,833	10,339

Investment income	(220)	(267)	(682)	(832)
Interest income	(50)	(58)	(156)	(488)
Interest expense	11,969	12,228	36,174	33,332

Income (loss) from continuing operations before income taxes and equity in income of unconsolidated affiliates	1,493	(1,782)	(13,503)	(21,673)

Income tax expense	39	62	5,175	421
Equity in income of unconsolidated affiliates, net of tax	(184)	(46)	(667)	(69)

Net income (loss) from continuing operations	1,638	(1,798)	(18,011)	(22,025)

Discontinued operations, net of tax	105	(740)	(6,704)	(182)

Net income (loss)	1,533	(1,058)	(11,307)	(21,843)

Net loss (income) attributable to noncontrolling interest, net of tax	18	(65)	(17)	(25)

Net income (loss) attributable to Great Wolf Resorts, Inc.	$1,515	$(993)	$(11,290)	$(21,818)

Net loss per share:
Basic	$0.05	$(0.03)	$(0.36)	$(0.70)
Diluted	$0.05	$(0.03)	$(0.36)	$(0.70)

Weighted average common shares outstanding:
Basic	31,372	31,035	31,299	30,958
Diluted	32,276	31,035	31,299	30,958

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(Unaudited; dollars in thousands, except per share amounts)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Net income (loss) attributable to Great Wolf Resorts, Inc.	$1,515	$(993)	$(11,290)	$(21,818)

Adjustments:
Opening costs for projects under development	—	149	—	156
Non-cash employee and director compensation	503	545	1,634	1,606
Depreciation and amortization	12,949	13,715	39,512	41,381
Interest expense, net	11,919	12,170	36,018	32,844
Separation payments	—	—	385	—
Loss on disposition of assets	330	—	1,368	19
Gain on disposition of property included in discontinued operations	—	—	(6,667)	—
Environmental liability costs	—	(41)	—	(1,268)
Debt extinguishment and other offering costs	1,850	—	1,850	3,498
Acquisition-related expenses	—	32	—	297
Equity in income of unconsolidated affiliates, net of tax	(184)	(46)	(667)	(69)
Net loss (income) attributable to noncontrolling interest, net of tax	18	(65)	(17)	(25)
Income tax expense	39	62	5,175	421
Other Adjusted EBITDA adjustments included in discontinued operations	—	161	176	688

Adjusted EBITDA (1)	$28,939	$25,689	$67,477	$57,730

Great Wolf Resorts, Inc.
Operating Statistics — Great Wolf Lodge Resorts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Great Wolf Lodge Brand Properties — Same Store
Occupancy	71.8%	68.5%	66.9%	62.9%
ADR	$265.83	$255.22	$261.36	$252.79
RevPAR	$190.86	$174.87	$174.93	$158.95
Total RevPOR	$397.32	$385.85	$395.74	$387.53
Total RevPAR	$285.27	$264.37	$264.88	$243.67

Great Wolf Lodge Brand Properties — Consolidated (2)
Occupancy	71.4%	67.3%	66.6%	62.2%
ADR	$276.03	$265.68	$272.25	$264.94
RevPAR	$197.18	$178.78	$181.31	$164.79
Total RevPOR	$406.83	$395.51	$405.64	$399.67
Total RevPAR	$290.62	$266.15	$270.15	$248.60

Great Wolf Lodge Brand — Generation I Resorts — Same Store (3)
Occupancy	68.9%	66.7%	61.1%	56.9%
ADR	$203.17	$201.04	$202.21	$199.73
RevPAR	$140.02	$134.03	$123.54	$113.56
Total RevPOR	$298.37	$296.97	$302.57	$300.79
Total RevPAR	$205.63	$197.99	$184.86	$171.02

Great Wolf Lodge Brand — Generation II Resorts — Same Store (4)
Occupancy	72.9%	69.2%	69.1%	65.2%
ADR	$288.24	$274.96	$281.15	$270.32
RevPAR	$210.09	$190.31	$194.39	$176.14
Total RevPOR	$432.72	$418.23	$426.92	$416.17
Total RevPAR	$315.39	$289.48	$295.18	$271.17

Great Wolf Lodge Brand — Properties Securing First Mortgage Notes (5)
Occupancy	71.3%	67.9%	65.6%	61.3%
ADR	$285.03	$272.34	$276.29	$267.22
RevPAR	$203.28	$185.01	$181.24	$163.75
Total RevPOR	$424.46	$409.41	$416.08	$408.05
Total RevPAR	$302.71	$278.12	$272.95	$250.05
The company defines its operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (6)
(in thousands, except per share amounts)

	Three Months
	Ending	Year Ending
	December 31,	December 31,
	2011	2011

Net loss	$(15,830)	$(27,650)

Adjustments:
Non-cash employee and director compensation	830	2,500
Depreciation and amortization	13,600	53,300
Interest expense, net	12,200	48,300
Separation payments	—	400
Gain on disposition of property included in discontinued operations	—	(6,700)
Loss on disposition of property	—	1,400
Debt extinguishment costs	—	1,900
Equity in income of unconsolidated affiliates	500	(200)
Noncontrolling interest	—	(50)
Income tax expense	200	5,800

Adjusted EBITDA (1)	$11,500	$79,000

Net loss per share:
Basic	$(0.50)	$(0.88)
Diluted	$(0.50)	$(0.88)

Weighted average shares outstanding:
Basic	31,500	31,500
Diluted	31,500	31,500

(1)	See discussion of Adjusted EBITDA located in the “Non-GAAP Financial Measure” section of this press release.

(2)
Consolidated properties comparison includes Great Wolf Lodge resorts that are consolidated for financial reporting purposes (that is, the company’s Traverse City, Kansas City, Williamsburg, Pocono Mountains, Mason, Grapevine and Concord resorts).

(3)	Generation I properties same store comparison includes only Great Wolf Lodge resorts of approximately 300 rooms or less that were open for the same periods in 2011 and 2010.

(4)	Generation II properties same store comparison includes only Great Wolf Lodge resorts of approximately 400 rooms or more that were open for the same periods in 2011 and 2010.

(5)	The properties securing First Mortgage Notes are the company’s Williamsburg, Mason and Grapevine resorts.

(6)	The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA.